Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. REPORTS THIRD QUARTER 2022 RESULTS
Consolidated Revenue Increased 10% over 3Q 2021
Completes Strategic Sale of Quest Integrity Business to Baker Hughes

SUGAR LAND, TX – November 8, 2022 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial and Operational Results1:

•Announced the closing of the sale of its Quest Integrity business to Baker Hughes on November 1, 2022 for cash of approximately $279.0 million, reflecting certain estimated post-closing adjustments, allowing for a significant term debt paydown and materially improving liquidity to approximately $83 million as of November 4, 2022. In connection with the sale, the operating results of Quest Integrity have been reclassified to discontinued operations for periods presented.
•Increased third quarter 2022 revenues by 10% to $218.3 million compared to the third quarter of 2021.
•Grew gross margin by 26% to $56.0 million (25.7% of revenues), from $44.5 million (22.5% of revenues) in the third quarter of 2021.
•Reported GAAP net loss from our continuing operations was $26.6 million
•Generated consolidated Adjusted EBITDA of $10.6 million, up $11.9 million from the third quarter of 2021.

1 Unless otherwise specified, the financial information and discussion in this earnings release is based on the Company’s continuing operations (IHT and MS segments) and excludes results of its discontinued operations (Quest Integrity).
“For the third quarter, combined revenue from our core Inspection and Heat Treating (IHT) and Mechanical Services (MS) segments grew more than 10% over the prior year, as both segments benefited from higher activity levels and favorable project mix,” said Keith D. Tucker, TEAM’s Interim Chief Executive Officer. “While we continue to contend with inflationary cost pressure in both our supply chain and with labor costs, we are seeing benefits from the steps taken to date to reduce costs and increase margins. To that end, our third quarter gross margin improved to 25.7% of revenues, and Adjusted EBITDA was up significantly over the prior year. As part of our ongoing review of our cost structure, we have actioned additional cost reductions in October and identified incremental structural and operational opportunities to further reduce costs and improve our margins without impacting our ability to safely deliver world class service to our customers. We expect to realize the benefits from these actions as we move through the fourth quarter and into 2023.”

“With respect to the sale of Quest Integrity, our smallest segment in terms of revenue, we received an attractive valuation resulting in net cash proceeds allowing for a significant term debt paydown that reduced our senior term loan balance to $36 million and our gross outstanding debt by almost 47%, as well as materially improved our liquidity. The closing of the sale represented a significant milestone in our efforts to deleverage the Company’s balance sheet and simplify our operations while also demonstrating the significant intrinsic value of the Company’s assets.”

“Looking ahead, we believe stronger industry activity, coupled with the Company’s growing operating and financial momentum, will position TEAM to continue the positive trend in revenue and margins into 2023. While we are pleased with the Company’s progress to date, there is more work to do to improve margins and cash flow and simplify our operating structure in order to fully capitalize on the Company’s extensive technical capabilities and strong market position. Finally, we expect to present our progress on our longer-term commercial, operational, and balance sheet improvement plans in greater detail in 2023” concluded Tucker.

Financial Results

As noted above, on November 1, 2022, the Company announced the closing of the sale of its Quest Integrity business. Financial information, performance metrics and discussions for periods presented are based on the Company’s continuing operations (IHT and MS segments) and excludes results of discontinued operations (Quest Integrity) except where stated otherwise.

Consolidated revenue for the third quarter of 2022 was $218.3 million, an increase of 10.3% from $197.9 million in the prior year quarter. Unfavorable foreign currency exchange movements reduced third quarter 2022 consolidated revenue by approximately $5.0 million, or 2%. In the third quarter of 2022, consolidated gross margin was $56.0 million, or 25.7%, compared to $44.5 million, or 22.5%, in the same quarter a year ago. Gross margin was positively impacted by direct margin improvement and lower indirect costs as a percent of revenue attributable to the Company’s ongoing expense reduction program, improved pricing and favorable project mix.

Selling general and administrative expense for the third quarter of 2022 was $57.7 million, down $2.7 million, or 4.5%, from the third quarter of 2021. Selling, general and administrative expense for the third quarter of 2022 and 2021 included charges not representative of TEAM’s ongoing operations of $2.7 million and $4.4 million, respectively. The 2022 third quarter included professional fees of $0.5 million, legal charges and fees of $1.5 million and severance charges of $0.7 million, while the 2021 third quarter included professional fees of $1.3 million, legal charges and fees of $2.7 million and severance charges of $0.4 million. The Company’s consolidated Adjusted EBIT from continuing operations, a non-GAAP measure, was income of $1.0 million in the third quarter of 2022, a significant improvement compared to a loss of $11.9 million in the prior year quarter.

Consolidated net loss from continuing operations in the third quarter of 2022 was $26.6 million ($0.62 loss per share) compared to a loss of $90.4 million ($2.92 loss per share) in the third quarter of 2021. Consolidated Adjusted EBITDA from continuing operations, a non-GAAP measure, was $10.6 million for the third quarter of 2022, an increase of $11.9 million as compared to a negative $1.3 million for the prior year quarter. The year-over-year improvement in consolidated Adjusted EBITDA from continuing operations is attributed to higher revenues and lower operating expense incurred during the quarter and improved operating income in IHT and MS segments as well as lower expenses at the Company’s corporate and shared support services segment as a result of the Company’s ongoing expense reduction program.

Adjusted net loss, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s ongoing operations. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is presented at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarters ended September 30, 2022 and 2021 (in thousands):

	Three Months Ended September 30,		Increase (Decrease)
	2022	2021	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$110,312	$101,476	$8,836	8.7%
MS	108,027	96,403	11,624	12.1%
Total	$218,339	$197,879	$20,460	10.3%
Operating income (loss):
IHT	$7,390	3,065	$4,325	141.1%
MS [2]	7,655	(53,242)	60,897	NM
Corporate and shared support services	(16,774)	(22,051)	5,277	23.9%
Total	$(1,729)	$(72,228)	$70,499	97.6%
___________________
1    NM - Not meaningful
2    Operating income (loss) for MS for the three months ended September 30, 2021 includes a $55.8 million goodwill impairment charge.

IHT’s year-over-year revenue increased 8.7%, primarily driven by higher turnaround, callout and nested activity in U.S. and Canada markets. IHT’s operating income increased 141% year-over-year and benefited from higher activity and improved revenue realization, as well as the Company’s ongoing expense reduction initiatives.

MS’s revenue grew by 12.1% year-over-year due to higher activity in the Company’s US and Latin America operations related to leak repair, hot tapping and the Company’s domestic valves business, partially offset by lower activity in the United Kingdom due to non-repeating project work in the 2021 period. After adjusting 2021 third quarter operating income for a $55.8 million noncash goodwill impairment charge that did not repeat in 2022, the increase in 2022 operating income was approximately $5.1 million. The improvement was primarily due to the factors noted above as well as realized cost improvements in the Company’s equipment centers, manufacturing and engineering functions.

Liquidity

Consolidated cash and cash equivalents were $56.4 million at September 30, 2022, of which $25.7 million was restricted mainly as collateral for outstanding letters of credit. Additionally, the Company had approximately $20.5 million in undrawn availability under its various credit facilities at September 30, 2022. The Company’s gross debt and finance obligations were $511.2 million, of which $506.4 million was classified as current at September 30, 2022, compared to gross debt of $405.9 million at December 31, 2021.

On November 1, 2022, the Company completed the sale of its Quest Integrity business to Baker Hughes for cash proceeds of approximately $279.0 million, reflecting certain estimated post-closing adjustments. The net proceeds to the Company (after payment of transaction related expenses and certain other fees) were approximately $270 million. The Company used approximately $238 million of the proceeds to pay down term debt and to pay certain fees associated with that repayment and related accrued interest, with the remainder reserved for general corporate purposes. As of November 4, 2022, the Company had consolidated cash and cash equivalents of $76.0 million, of which $6.8 million was restricted mainly as collateral for outstanding letters of credit and approximately $13.7 million of undrawn availability under its various credit facilities, resulting in total liquidity of $82.9 million.

Quarterly Earnings Conference Call

The Company will not host an earnings call this quarter due to its previously announced strategic review process and ongoing execution of its operational and financial turnaround plan.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts, and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. The Company has made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements including but not limited to statements concerning the Company’s financial prospects and the implementation of cost saving measures. Many factors could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company's ability to hire a permanent chief executive officer in the near future, if necessary; the impact of negative market conditions, including inflation, foreign exchange rate fluctuations, volatility in the financial and credit markets, and future economic uncertainties, particularly in industries in which we are heavily dependent; the impact of the ongoing conflict in Ukraine; the duration and magnitude of accidents, extreme weather, natural disasters, and public health crises (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs requirements; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange; and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved and actual results may differ materially from those that are expected. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Nelson Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenues	$218,339	$197,879	$628,917	$591,043
Operating expenses	162,322	153,369	479,656	458,237
Gross margin	56,017	44,510	149,261	132,806
Selling, general and administrative expenses	57,746	60,444	184,174	182,624
Restructuring and other related charges, net	—	457	16	2,317
Goodwill impairment charge	—	55,837	—	55,837
Operating loss	(1,729)	(72,228)	(34,929)	(107,972)
Interest expense, net	(26,653)	(9,913)	(63,708)	(28,764)
Other income (expense)	3,227	(904)	9,664	(1,790)
Loss from continuing operations before income taxes	(25,155)	(83,045)	(88,973)	(138,526)
Provision for income taxes	(1,465)	(7,401)	(4,182)	(8,420)
Net loss continuing operations	$(26,620)	$(90,446)	$(93,155)	$(146,946)
Discontinued operations:
Income (loss) from discontinued operations, net of income tax	$3,747	$(736)	$16,268	$3,980
Net loss	$(22,873)	$(91,182)	$(76,887)	$(142,966)

Basic and diluted net loss per common share:
Loss from continuing operations	(0.62)	(2.92)	(2.25)	(4.75)
Income (loss) from discontinued operations	0.09	(0.02)	0.39	0.13
Total	$(0.53)	$(2.94)	$(1.86)	$(4.62)

Weighted-average number of shares outstanding:
Basic and diluted	43,224	30,980	41,388	30,933

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2022	2021
	(unaudited)

Cash and cash equivalents	$56,387	$55,193

Other current assets	290,913	264,000

Current assets associated with discontinued operations	88,670	83,096

Property, plant and equipment, net	138,497	145,480

Other non-current assets	139,222	158,775

Total assets	$713,689	$706,544

Current portion of long-term debt and finance lease obligations	$506,414	$667

Other current liabilities	166,275	171,204

Current liabilities of discontinued operations	19,375	16,396

Long-term debt and finance lease obligations, net of current maturities	4,810	405,184

Other non-current liabilities	45,545	61,226

Stockholders’ (deficit) equity	(28,730)	51,867

Total liabilities and stockholders’ equity	$713,689	$706,544

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION [1]
(unaudited, in thousands)

	Nine Months Ended September 30,
	2022	2021

Net loss	$(76,887)	$(142,966)

Depreciation and amortization	28,591	31,416

Allowance for credit losses	(362)	1,985

Deferred income taxes	382	5,083

Non-cash compensation costs	571	5,576

Write-off of deferred financing costs	2,748	—

Changes in operating assets and liabilities	(35,344)	158

Goodwill impairment charges	—	55,837

Other	33,936	7,050

Net cash used in operating activities	(46,365)	(35,861)

Capital expenditures	(21,002)	(12,376)

Proceeds from disposal of assets	7,165	154

Net cash used in investing activities	(13,837)	(12,222)

Net borrowings under ABL facilities	67,816	45,100

Issuance of common stock	9,696	—

Payments for debt issuance costs	(13,609)	(2,899)

Taxes paid for net share settlement of share-based awards, net	—	(102)

Other	(615)	(356)

Net cash provided by financing activities	63,288	41,743

Effect of exchange rate changes on cash and cash equivalents	(1,373)	(1,274)

Net change in cash and cash equivalents	$1,713	$(7,614)

_________________
1        Consolidated statements of cash flows include cash flows from discontinued operations.

	September 30, 2022	September 30, 2021
Cash and cash equivalents from continuing operations	$56,387	$12,009
Cash and cash equivalents from discontinued operations	10,641	4,963
Total	$67,028	$16,972

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
IHT	$110,312	$101,476	$320,033	$310,077
MS	108,027	96,403	308,884	280,966
	$218,339	$197,879	$628,917	$591,043

Operating income (loss) (“EBIT”) - continuing operations
IHT	$7,390	$3,065	$13,038	$10,824
MS 1	7,655	(53,242)	15,152	(50,799)
Corporate and shared support services	(16,774)	(22,051)	(63,119)	(67,997)
	$(1,729)	$(72,228)	$(34,929)	$(107,972)

Segment Adjusted EBIT - continuing operations
IHT	$7,540	$3,155	$13,230	$11,399
MS	7,690	2,734	15,241	5,532
Corporate and shared support services	(14,208)	(17,838)	(46,528)	(56,585)
	$1,022	$(11,949)	$(18,057)	$(39,654)

Segment Adjusted EBITDA - continuing operations
IHT	$10,562	$6,303	$22,602	$21,287
MS	12,394	$7,684	29,463	20,964
Corporate and shared support services	(12,318)	$(15,312)	(42,102)	(46,928)
	$10,638	$(1,325)	$9,963	$(4,677)

___________________
1    Operating income (loss) (“EBIT”) - continuing operations for MS for the three and nine months ended September 30, 2021 includes a $55.8 million goodwill impairment charge.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the condensed consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis.
The Company defines adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBIT to exclude the following items: costs associated with our past integration and transformation program, costs associated with the Company’s new strategic organizational structure implemented in January 2021 (“Operating Group Reorganization”), non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items that we believe are not indicative of core operating activities. Consolidated adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated adjusted EBITDA further excludes from consolidated adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment adjusted EBIT is equal to segment operating income (loss) excluding costs associated with our past integration and transformation program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items as determined by management. Segment adjusted EBITDA further excludes from segment adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated adjusted EBIT, and consolidated adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment adjusted EBIT and segment adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted Net Income (Loss) from continuing operations:
Net loss from continuing operations	$(26,620)	$(90,446)	$(93,155)	$(146,946)
Professional fees and other[1]	539	1,273	10,576	3,107
Legal costs[2]	1,543	2,736	3,271	6,845
Severance charges, net[3]	670	433	3,028	2,530
Natural disaster insurance recovery	—	—	(872)	—
Goodwill impairment charges	—	55,837	—	55,837
Tax impact of adjustments and other net tax items[4]	(24)	(305)	(31)	(368)
Adjusted net loss from continuing operations	$(23,892)	$(30,472)	$(77,183)	$(78,995)

Adjusted net loss per common share:
Basic and diluted	$(0.55)	$(0.98)	$(1.86)	$(2.55)

Consolidated Adjusted EBIT and Adjusted EBITDA from continuing operations:
Net loss from continuing operations	$(26,620)	$(90,446)	$(93,155)	$(146,946)
Provision for income taxes	1,465	7,401	4,182	8,420
Gain on equipment sale	(786)	—	(4,269)	—
Interest expense, net	26,653	9,913	63,708	28,764
Professional fees and other[1]	539	1,273	10,576	3,107
Legal costs[2]	1,543	2,736	3,271	6,845
Severance charges, net[3]	670	433	3,028	2,530
Foreign currency (gain) loss[5]	(2,264)	1,077	(3,955)	2,309
Pension credit[6]	(178)	(173)	(571)	(520)
Natural disaster insurance recovery	—	—	(872)	—
Goodwill impairment charges	—	55,837	—	55,837
Consolidated Adjusted EBIT - continuing operations	$1,022	$(11,949)	(18,057)	(39,654)
Depreciation and amortization
Amount included in operating expenses	3,771	4,381	11,843	13,951
Amount included in SG&A expenses	5,216	5,135	15,607	15,450
Total depreciation and amortization	8,987	9,516	27,450	29,401
Non-cash share-based compensation costs	629	1,108	570	5,576
Consolidated Adjusted EBITDA from continuing operations	$10,638	$(1,325)	$9,963	$(4,677)

Free Cash Flow from continuing operations:
Cash provided by (used in) operating activities	$5,913	$(2,628)	$(50,573)	$(38,808)
Capital expenditures	(5,883)	(791)	(17,299)	(11,391)
Free Cash Flow	$30	$(3,419)	$(67,872)	$(50,199)
____________________________________
1    For the three and nine months ended September 30, 2022, includes $0.5 million and $10.5 million, respectively, related to costs associated with the debt financing and corporate support costs. For the three and nine months ended September 30, 2021, includes $0.2 million and $1.7 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs).
2    For the three and nine months ended September 30, 2022, primarily relates to accrued legal matters. For the three and nine months ended September 30, 2021, primarily relates to accrued legal matters and legal fees.
3    For the three months ended September 30, 2022 includes $0.7 million primarily related to customary severance costs associated with staff reductions. For the nine months ended September 30, 2022, includes $1.3 million related to customary severance costs associated with executive departures and $1.7 million associated with severance across multiple corporate departments. For the three months and nine months ended September 30, 2021, $0.4 million and $2.5 million, respectively, associated with the Operating Group Reorganization and other continuing restructuring measures.
4    Represents the tax effect of the adjustments. Beginning in Q2 2021, we use the statutory tax rate, net of valuation allowance by legal entity to determine the tax effect of the adjustments. Prior to Q2 2021, we used an assumed marginal tax rate of 21%.
5    Represents foreign currency (gains) losses.
6    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Segment Adjusted EBIT and Adjusted EBITDA from continuing operations:

IHT
Operating income	$7,390	$3,065	$13,038	$10,824
Severance charges, net[1]	150	90	192	575
Adjusted EBIT	7,540	3,155	13,230	11,399
Depreciation and amortization	3,022	3,148	9,372	9,888
Adjusted EBITDA	$10,562	$6,303	$22,602	$21,287

MS
Operating income	$7,655	$(53,242)	$15,152	$(50,799)
Severance charges, net[1]	35	139	89	494
Goodwill impairment charges	—	55,837	—	55,837
Adjusted EBIT	7,690	2,734	15,241	5,532
Depreciation and amortization	4,704	4,950	14,222	15,432
Adjusted EBITDA	$12,394	$7,684	$29,463	$20,964

Corporate and shared support services
Net loss	$(41,665)	$(40,269)	$(121,345)	$(106,971)
Provision for income taxes	1,465	7,401	4,182	8,420
Gain on equipment sale	(786)	—	(4,269)	—
Interest expense, net	26,653	9,913	63,708	28,764
Foreign currency (gain) losses[2]	(2,264)	1,077	(3,955)	2,309
Pension credit[3]	(178)	(173)	(571)	(520)
Professional fees and other[4]	539	1,273	10,576	3,107
Legal costs[5]	1,543	2,736	3,271	6,845
Severance charges, net[1]	485	204	2,747	1,461
Natural disaster insurance recovery	—	—	(872)	—
Adjusted EBIT	(14,208)	(17,838)	(46,528)	(56,585)
Depreciation and amortization	1,261	1,418	3,856	4,081
Non-cash share-based compensation costs	629	1,108	570	5,576
Adjusted EBITDA	$(12,318)	$(15,312)	$(42,102)	$(46,928)
___________________
1    For the three months ended September 30, 2022 includes $0.7 million primarily related to customary severance costs associated with staff reductions. For the nine months ended September 30, 2022, includes $1.3 million related to customary severance costs associated with executive departures and $1.7 million associated with severance across multiple corporate departments. For the three months and nine months ended September 30, 2021, $0.4 million and $2.5 million, respectively, associated with the Operating Group Reorganization and other continuing restructuring measures.
2    Represents foreign currency (gains) losses.
3    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
4    For the three and nine months ended September 30, 2022, includes $0.5 million and $10.5 million, respectively, related to costs associated with the debt financing and corporate support costs. For the three and nine months ended September 30, 2021, includes $0.2 million and $1.7 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs).
5    For the three and nine months ended September 30, 2022, primarily relates to accrued legal matters. For the three and nine months ended September 30, 2021, primarily relates to accrued legal matters and legal fees.

 ###